                                                                     EXHIBIT 3.3

                         CERTIFICATE OF INCORPORATION
                                      OF
                               TMIL CORPORATION


1.   The name of the Corporation is TMIL Corporation.

2. The address of the Corporation's registered office in the State of Delaware is 1105 North Market Street, Suite 1300, Wilmington, Delaware 19899, County of New Castle. The name of its registered agent at such address is Delaware Corporate Management, Inc.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. The total number of shares of capital stock that the Corporation shall have the authority to issue is 10,000 shares of Common Stock with a par value of $0.01 per share.

5.   The name and mailing address of the incorporator is:

                         Susan Henderson
                         717 North Harwood Street
                         Suite 1400
                         Dallas, Texas 75201.

6. The number of directors of the Corporation shall be fixed in the manner provided in the Bylaws of the Corporation, and until changed in the manner provided in the Bylaws shall be three (3). The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualified are as follows:

               Name                           Address
               ----                           -------

          Mark E. Jarvis                 14621 Inwood Road
                                         Dallas, Texas  75244

          Duane A. Huesers               14621 Inwood Road
                                         Dallas, Texas  75244

          Ronald J. Stephenson           14621 Inwood Road
                                         Dallas, Texas  75244

7. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal the Bylaws of the Corporation.

8. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

9. A director of the Corporation shall not, to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty to the Corporation or its stockholders.

     The undersigned, being the incorporator named above, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is her act and deed and the facts herein stated are true, and accordingly has hereunto set her hand this 12th day of October, 1992.



                                        ________________________________________
                                        Susan Henderson